Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

MASTER SERVICES AGREEMENT FOR ORPHANED ACCOUNTS

This Master Services Agreement For Orphaned Accounts (this “Agreement”) is entered into as of October 6, 2026, by and between Ultimus Fund Solutions, LLC, an Ohio limited liability company (“Ultimus”), and Sterling Capital Funds, a Massachusetts business trust (the “Trust”), on behalf of its series listed on Schedule A (individually referred to herein as a “Fund” and collectively as the “Funds”).

Recitals

WHEREAS, each Fund has reorganized (or will reorganize) from a registered open-end mutual fund into an exchange traded fund (each, an “ETF”) and in accordance with such reorganization shareholders of each Fund will receive shares of the corresponding ETF that the Fund has reorganized into as part of the reorganization as set forth on Schedule A (each, an “ETF Conversion”);

WHEREAS, as a result of the ETF Conversion, certain shareholder accounts previously invested in the Funds are not eligible to hold shares of an ETF (the “Orphaned Accounts”), and such ETF shares have not been transferred to brokerage accounts that are eligible to hold ETF shares and therefore remain as accounts requiring transfer agency and recordkeeping services with respect to the ETF shares on a hold-and-redeem-only basis until such accounts are fully liquidated or transferred to a qualified brokerage account eligible to hold ETF shares; and

WHEREAS, the Trust desires to retain Ultimus to provide limited transfer agency and recordkeeping services as set forth herein solely with respect to the Orphaned Accounts, and Ultimus desires to provide such services, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, and intending to be legally bound, the parties hereby agree as follows:

Terms and Conditions

1.	Retention of Ultimus

Subject to the terms and conditions of this Agreement, the Trust hereby retains Ultimus to perform the services (the “Services”) described in the attached Orphaned Account Transfer Agency and Shareholder Services Addendum (the sole Addendum under this Agreement, reflecting a limited hold-and-redeem-only transfer agency and recordkeeping engagement with respect to the Orphaned Accounts, as defined in the Recitals above) (the “Addendum”), which is attached hereto and incorporated herein by this reference.

2.	Allocation of Charges and Expenses

2.1.

Ultimus shall furnish at its own expense the executive, supervisory, and clerical personnel necessary to perform its obligations under this Agreement. Ultimus shall also pay all compensation of any officers of the Trust who are affiliated persons of Ultimus, except when such person is serving as the Trust’s chief compliance officer.

3.	Compensation

3.1.

Ultimus shall be compensated for the Services under this Agreement in accordance with, and in the manner set forth in, the fee letter attached hereto (the “Fee Letter”), which may be amended from time to time. The Fee Letter is incorporated by reference into this Agreement.

3.2.

If this Agreement becomes effective subsequent to the first day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter. If this Agreement terminates before the last day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be equal to a full calendar month’s worth of fees as calculated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter. The Trust shall promptly pay Ultimus’ compensation for the preceding month.

3.3.

In the event that the U.S. Securities and Exchange Commission (the “SEC”), Financial Industry Regulatory Authority, Inc. (“FINRA”), or any other regulator or self-regulatory authority adopts regulations and requirements relating to the payment of fees to service providers or which would result in any material increases in costs to provide the Services under this Agreement, the parties agree to negotiate in good faith amendments to this Agreement in order to comply with such requirements and provide for additional compensation for Ultimus as mutually agreed to by the parties.

3.4.

In the event that any fees are disputed, the Trust shall, on or before the due date, pay all undisputed amounts due hereunder and notify Ultimus in writing of any disputed fees which it is disputing in good faith. Payment for such disputed fees shall be due on or before the tenth (10th) business day after the day on which Ultimus provides to the Trust documentation which reasonably supports the disputed charges.

4.	Reimbursement of Expenses

In addition to paying Ultimus the fees described in the Fee Letter, the Trust agrees to reimburse Ultimus for its actual reimbursable expenses in providing the Services, if applicable, including, without limitation, the following:

4.1.

Reasonable travel and lodging expenses incurred by officers and employees of Ultimus in connection with attendance at meetings of the Trust’s Board (the “Board”) or any committee thereof and shareholders’ meetings;

4.2.	All freight and other delivery charges incurred by Ultimus in delivering materials on behalf of the Trust;

4.3.

All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Ultimus in communication with the Trust, the Trust’s investment adviser(s) or custodian, counsel for the Trust, counsel for the Trust’s independent Board members, the Trust’s independent accountants, dealers or others as required for Ultimus to perform the Services;

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Ultimus Master Services Agreement For Orphaned Accounts

4.4.

All fees and expenses incurred in connection with any licensing of software, subscriptions to databases, custom programming or systems modifications required to provide any special reports or services requested by the Trust;

4.5.

Any expenses Ultimus shall incur at the direction of an officer of the Trust thereunto duly authorized other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of the Trust for certain purposes;

4.6.	A reasonable allocation of the costs associated with the preparation of Ultimus’ Service Organization Control 1 Reports (“SOC 1 Reports”); and

4.7.	Any additional expenses reasonably incurred by Ultimus in the performance of its duties and obligations under this Agreement.

5.	Maintenance of Books and Records

5.1.

Ultimus shall maintain and keep current the accounts, books, records and other documents relating to the Services as may be required by Federal Securities Laws as defined under Rule 38a-1 under the Investment Company Act (“Federal Securities Laws”).

5.2.	Ownership/Retention/Destruction of Records

A.

Ultimus agrees that all such books, records, and other data (except computer programs and procedures) developed to perform the Services (collectively, the “Client Records”) shall be the property of the Trust.

B.

The Trust agrees to reimburse Ultimus for the cost of maintaining the Client Records, which shall include any storage, copying, transmission, and/or destruction of the Client Records as provided for hereunder.

C.

Ultimus will keep the Client Records for so long as may be required by Federal Securities Laws and upon expiration of any such required holding period will destroy the Client Records at Fund’s expense in accordance with Ultimus’ Records Destruction Policy. If the Trust does not want the Client Records destroyed, the Trust may request in writing that Ultimus preserve the Client Records, whereupon Ultimus will continue to store the Client Records at the Trust’s expense until such time as otherwise notified by the Trust in writing.

D.

Ultimus agrees to provide the Client Records to the Trust, at the expense of the Trust, upon reasonable request, and to make such books and records available for inspection by the Trust or its regulators at reasonable times.

E.

Ultimus agrees to furnish to the Trust, or to such other third-party as the Trust may direct, at the expense of the Trust, all Client Records in the electronic or other medium in which such material is then maintained by Ultimus as soon as reasonably practicable after any such termination of this Agreement or liquidation of the Trust. If Ultimus is required by Federal Securities Laws to maintain any Client Records, it will provide the Trust, or such other third-party as the Trust may direct with copies of the Client Records as soon as reasonably practical after the termination or liquidation.

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Ultimus Master Services Agreement For Orphaned Accounts

5.3.	Ultimus agrees to keep confidential all Client Records, except when requested to divulge such information by duly constituted authorities or court process.

5.4.

If Ultimus is requested or required to divulge such information by duly constituted authorities or court process, Ultimus shall, unless prohibited by law, promptly notify the Trust of such request(s) so that the Trust may seek, at the expense of the Trust or a Fund, an appropriate protective order.

6.	Subcontracting

Ultimus may, at its expense, subcontract with any entity or person concerning the provision of the Services; provided, however, that Ultimus shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor, and that Ultimus shall be responsible, to the extent provided in Section 10, for all acts of a subcontractor; and provided further, that in no event shall Ultimus subcontract with any entity or person if such subcontracting arrangement would result in the Services being performed, in any material part, outside the United States of America, without first obtaining prior written approval of the Trust. Ultimus shall provide written notice to the Trust before engaging any sub-contractor that will provide more than a limited amount of the Services to be provided by Ultimus.

7.	Effective Date

7.1.	This Agreement shall become effective on the date of the ETF Conversion with respect to a Fund (the “Agreement Effective Date”).

8.	Term

8.1.

Term. This Agreement shall be effective as of the Agreement Effective Date and shall continue in full force and effect until the date on which all Orphaned Accounts hold no remaining Fund shares or other assets (the “Runoff Completion Date”).

Upon the Runoff Completion Date, this Agreement shall terminate automatically without further action by either party.

8.2.	Termination.

A.

Either party may terminate this Agreement immediately upon written notice to the other party in the event of: (i) a material breach of this Agreement by the other party that remains uncured for thirty (30 days following written notice of such breach); or (ii) the bankruptcy, insolvency, or dissolution of the other party.

B.	The Trust may terminate this Agreement for any reason on 30 days’ written notice to Ultimus.

C.

No early termination fee shall apply under this Agreement. Given the runoff nature of this engagement, neither party shall owe the other any termination fee upon the termination of this Agreement for any reason. Any unpaid compensation or reimbursement of expenses is due to Ultimus within 15 calendar days of the termination date provided in the notice of termination.

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Ultimus Master Services Agreement For Orphaned Accounts

D.

Upon termination of this Agreement, all Fund shares or other assets held in Orphaned Accounts at the time of termination of this Agreement shall be fully liquidated for cash with cash proceeds distributed by Ultimus to record owners of the Orphaned Accounts.

9.	Intentionally Omitted.

10.	Standard of Care; Limits of Liability; Indemnification

10.1.

Standard of Care. Each party's duties are limited to those expressly set forth in this Agreement and the parties do not assume any implied duties. Each party shall use its best efforts in the performance of its duties and act in good faith in performing the Services or its obligations under this Agreement. Each party shall be liable for any damages, losses or costs arising out of such party’s failure to perform its duties under this Agreement to the extent such damages, losses or costs arise out of its willful misfeasance, bad faith, negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

10.2.	Limits of Liability

A.	Ultimus shall not be liable for any Losses (as defined below) arising from the following:

(1)

performing Services or duties pursuant to any oral, written, or electric instruction, notice, request, record, order, document, report, resolution, certificate, consent, data, authorization, instrument, or item of any kind that Ultimus reasonably believes to be genuine and to have been signed, presented, or furnished by a duly authorized representative of the Trust (other than an employee or other affiliated persons of Ultimus who may otherwise be named as an authorized representative of the Trust for certain purposes);

(2)	operating under its own initiative, in good faith and in accordance with the standard of care set forth herein, in performing its duties or the Services;

(3)

any default, damages, costs, loss of data or documents, errors, delay, or other loss whatsoever caused by events beyond Ultimus’ reasonable control, including, without limitation, corrupt, faulty or inaccurate data provided to Ultimus by third-parties; and

(4)	any error, action or omission by the Trust or other past or current service provider.

B.

Ultimus may apply to the Trust at any time for instructions and may consult with counsel for the Trust, counsel for the Trust’s independent Board members, and with accountants and other experts with respect to any matter arising in connection with Ultimus’ duties or the Services. Ultimus shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants, or other experts qualified to render such opinion.

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Ultimus Master Services Agreement For Orphaned Accounts

C.

A copy of the Trust’s Agreement and Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trust and not the Trustees of the Trust individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust (or if the matter relates only to a particular Fund, that Fund), and Ultimus shall look only to the assets of the Trust for the satisfaction of such obligations.

D.

Ultimus shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Trust, the Trust’s investment adviser or any of the Trust’s other service providers until receipt of written notice thereof from the Trust. As used in this Agreement, the term “investment adviser” includes all sub-advisers or persons performing similar services.

E.

To the maximum extent permitted by law, the Trust agrees to limit Ultimus’ liability for the Trust’s Losses (as defined below) to an amount that shall not exceed the total compensation received by Ultimus under this Agreement during the most recent rolling 12-month period or the actual time period this Agreement has been in effect if less than 12 months. Notwithstanding the foregoing, this Section 10.2.F. shall not limit Ultimus’ liability for any Losses suffered by the Trust or a Fund to the extent such Losses arise out of Ultimus’ failure to exercise the standard of care set forth in Section 10.1.

F.

In no event shall Ultimus be liable for trading losses, lost revenues, special, incidental, punitive, indirect, consequential or exemplary damages or lost profits, whether or not such damages were foreseeable or Ultimus was advised of the possibility thereof. Ultimus shall not be liable for any corrupt, faulty or inaccurate data provided to Ultimus by any third-parties (including, without limitation, any investment adviser to the Trust) for use in delivering Ultimus’ Services to the Trust and Ultimus shall have no duty to independently verify and confirm the accuracy of third-party data. The parties acknowledge that the other parts of this Agreement are premised upon the limitation stated in this section.

10.3.	Indemnification

A.

Each party (the “Indemnifying Party”) agrees to indemnify, defend, and protect the other party, including its trustees, directors, managers, officers, employees, and other agents (collectively, the “Indemnitees” and each an “Indemnitee”), and shall hold the Indemnitees harmless from and against any actions, suits, claims, losses, damages, liabilities, and reasonable costs, charges, and expenses (including attorney fees and investigation expenses) (collectively, “Losses”) arising out of (1) the Indemnifying Party’s failure to exercise the standard of care set forth above unless such Losses were caused in part by the Indemnitee’s own willful misfeasance, bad faith, negligence or reckless disregard of its obligations and duties hereunder; (2) any violation of Applicable Law (defined below) by the Indemnifying Party or its affiliated persons or agents relating to this Agreement and the activities thereunder; and (3) any material breach by the Indemnifying Party or its affiliated persons or agents of this Agreement.

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Ultimus Master Services Agreement For Orphaned Accounts

B.

Notwithstanding the foregoing provisions, the Trust or Fund shall indemnify, defend, and hold harmless Ultimus against Losses arising from circumstances under Section 10.2.A unless such Losses were caused in part by Ultimus’ own willful misfeasance, bad faith, negligence or reckless disregard of its obligations and duties hereunder.

C.

Upon the assertion of a claim for which either party may be required to indemnify the other, the Indemnitee shall promptly notify the Indemnifying Party of such assertion and shall keep the Indemnifying Party advised with respect to all developments concerning such claim. Notwithstanding the foregoing, the failure of the Indemnitee to timely notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure.

D.

The Indemnifying Party shall have the option to participate with the Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnifying Party may be required to indemnify the Indemnitee except with the Indemnifying Party’s prior written consent.

10.4.	The provisions of this Section 10 shall survive termination of this Agreement.

11.	Force Majeure.

Neither party will be liable for Losses, loss of data, delay of Services, or any other issues caused by events beyond its reasonable control, including, without limitation, delays by third party vendors and/or communications carriers, acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots, pandemics, failure of the mails, transportation, communication, or power supply.

12.	Representations and Warranties

12.1.	Joint Representations. Each party represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)	It is a corporation, limited liability company, partnership, trust, or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized.

(B)

To the extent required by Applicable Law (defined below), it is duly registered with all appropriate regulatory agencies or self-regulatory organizations and such registration will remain in full force and effect for the duration of this Agreement.

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Ultimus Master Services Agreement For Orphaned Accounts

(C)

For the duties and responsibilities under this Agreement, it is currently and will continue to abide by all applicable U.S. federal and state laws, including, without limitation, U.S. federal and state securities laws; regulations, rules, and interpretations of the SEC and its authorized regulatory agencies and organizations, including FINRA; and all other self-regulatory organizations governing the transactions contemplated under this Agreement (collectively, “Applicable Law”).

(D)	It has duly authorized the execution and delivery of this Agreement and the performance of the transactions, duties, and responsibilities contemplated by this Agreement.

(E)

This Agreement constitutes a legal obligation of the party, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties.

(F)

Whenever, in the course of performing its duties under this Agreement, it determines that a violation of Applicable Law has occurred, or that, to its knowledge, a possible violation of Applicable Law may have occurred, or with the passage of time could occur, it shall promptly notify the other party of such violation.

12.2.	Representations of Ultimus. Ultimus represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)

It shall be duly registered as a transfer agent under Section 17A(c)(2) of the 1934 Act and has and shall maintain in full force and effect all licenses, registrations, permits, approvals, authorizations and other governmental or regulatory qualifications that are required under applicable law for it to perform the Services.

(B)

It shall maintain a comprehensive business continuity plan and will provide an executive summary of such plan upon reasonable request of the Trust. In the event of a business disruption that materially impacts Ultimus’ provision of services under this Agreement, Ultimus will promptly notify the Trust of the disruption and the steps being implemented under the business continuity plan. In the event of a business disruption, Ultimus shall act in good faith and take all reasonable steps in accordance with its business continuity plan to minimize service interruptions to the Trust.

(C)	Its employees are subject to a code of ethics.

13.	Insurance

13.1.

Maintenance of Insurance Coverage. Each party agrees to maintain throughout the term of this Agreement professional liability insurance coverage of the type and amount reasonably customary in its industry. In addition, Ultimus agrees to maintain cyber coverage of the type and amount reasonably customary in the industry for firms providing the services contemplated by this Agreement. Upon request, a party shall furnish the other party with pertinent information concerning the professional liability insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels, and deductible amounts.

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Ultimus Master Services Agreement For Orphaned Accounts

13.2.

Notice of Termination. A party shall promptly notify the other party should any of the notifying party’s insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefore.

14.	Information Provided by the Trust

14.1.	Prior to the Agreement Effective Date. Prior to the Agreement Effective Date, the Trust will furnish to Ultimus the following:

(A)	copies of the Trust’s Declaration of Trust and of any amendments thereto, certified by the proper official of the state in which such document has been filed;

(B)	the Trust’s Bylaws and any amendments thereto;

(C)

certified copies of resolutions of the Board covering the approval of this Agreement, authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct Ultimus thereunder;

(D)	a list of all the officers of the Trust, together with specimen signatures of those officers who are authorized to instruct Ultimus in all matters; and

(E) complete account records and data files for all Orphaned Accounts maintained by the predecessor mutual fund transfer agent as of the date of the ETF Conversion, in a format reasonably acceptable to Ultimus, sufficient to allow Ultimus to assume transfer agency and recordkeeping responsibilities for such accounts without interruption.

14.2.	After the Agreement Effective Date. After the Agreement Effective Date, the Trust will furnish to Ultimus any amendments to the items listed in Section 14.1.

15.	Privacy and Confidentiality

15.1.

Definition of Confidential Information. The term “Confidential Information” shall mean all information that either party discloses (a “Disclosing Party”) to the other party (a “Receiving Party”), whether in writing, electronically, or orally and in any form (tangible or intangible), that is confidential, proprietary, or relates to clients or shareholders (each either existing or potential). Confidential Information includes, but is not limited to:

(A)	any information concerning technology, such as systems, source code, databases, hardware, software, programs, applications, engaging protocols, routines, models, displays, and manuals;

(B)	any unpublished information concerning research activities and plans, customers, clients, shareholders, strategies and plans, costs, operational techniques;

(C)	any unpublished financial information, including information concerning revenues, profits and profit margins, and costs or expenses; and

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Ultimus Master Services Agreement For Orphaned Accounts

(D)	Customer Information (as defined below).

Confidential Information is deemed confidential and proprietary to the Disclosing Party regardless of whether such information was disclosed intentionally or unintentionally, or marked appropriately. Confidential Information shall not include any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

15.2.

Definition of Customer Information. Any Customer Information will remain the sole and exclusive property of the Trust. “Customer Information” shall mean all non-public, personally identifiable information as defined by Gramm-Leach-Bliley Act of 1999, as amended, and its implementing regulations (e.g., SEC Regulation S-P and Federal Reserve Board Regulation P) (collectively, the “GLB Act”).

15.3.	Treatment of Confidential Information

(A)

Each party agrees that at all times during and after the terms of this Agreement, it shall use, handle, collect, maintain, and safeguard Confidential Information in accordance with (1) the confidentiality and non-disclosure requirements of this Agreement; (2) the GLB Act, as applicable and as it may be amended; and (3) such other Applicable Law, whether in effect now or in the future.

(B)

Without limiting the foregoing, the Receiving Party shall apply to any Confidential Information at least the same degree of reasonable care used for its own confidential and proprietary information to avoid unauthorized disclosure or use of Confidential Information under this Agreement.

(C)

Ultimus shall maintain a written information security program in compliance with applicable laws and regulations based on a recognized information security framework (such as, NIST Cybersecurity Framework) consisting of policies, standards and procedures.

(D)	Each party further agrees that:

(1)

The Receiving Party will hold all Confidential Information it obtains in strictest confidence and will use and permit use of Confidential Information solely for the purposes of this Agreement or as otherwise provided for in this Agreement, and consistent therewith, may disclose or provide access to its responsible employees or agents who have a need to know and are under adequate confidentiality agreements or arrangements and make copies of Confidential Information to the extent reasonably necessary to carry out its obligations under this Agreement;

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Ultimus Master Services Agreement For Orphaned Accounts

(2)

Notwithstanding the foregoing, the Receiving Party may release Confidential Information as permitted or required by law or approved in writing by the Disclosing Party, which approval shall not be unreasonably withheld and may not be withheld where the Receiving Party may be exposed to civil or criminal liability or proceedings for failure to release such information;

(3)

Additionally, Ultimus may provide Confidential Information, excluding Customer Information, typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies; and

(4)

The Receiving Party will immediately notify the Disclosing Party of any unauthorized disclosure or use and will cooperate with the Disclosing Party to protect all proprietary rights in any Confidential Information.

15.4.	Severability. This provision and the obligations under this Section 15 shall survive termination of this Agreement.

16.	Non-Exclusivity

The services of Ultimus rendered to the Trust are not deemed to be exclusive. Except to the extent necessary to perform Ultimus’ obligations under this Agreement, nothing herein shall be deemed to limit or restrict Ultimus’ right, or the right of any of Ultimus’ managers, officers or employees who also may be a trustee, officer or employee of the Trust, or persons who are otherwise affiliated persons of the Trust to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person.

17.	Arbitration

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Cincinnati, Ohio, according to the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

This arbitration provision shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act. Any costs, fees, or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of said award. The prevailing party shall also be entitled to an award of reasonable attorneys’ fees and costs incurred in connection with the enforcement of this Agreement.

18.	Notices

Any notice provided under this Agreement shall be sufficiently given when either delivered personally by hand or received by electronic mail, overnight delivery, or certified mail at the following address.

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Ultimus Master Services Agreement For Orphaned Accounts

18.1.	If to the Trust:

Sterling Capital Funds Attn: James Gillespie

434 Fayetteville Street

Raleigh, NC 27601

Email: jgillespie@sterlingcapital.com

With a copy to:

Ropes & Gray LLP Attn: Thomas R. Hiller

Prudential Tower, 800 Boylston Street Boston, MA 02199-3600

Email: Thomas.hiller@ropesgray.com

18.2.	If to Ultimus:

Ultimus Fund Solutions, LLC Attn: General Counsel

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

Email: legal@ultimusfundsolutions.com

19.	General Provisions

19.1.

Incorporation by Reference. This Agreement together with any addenda, fee letters, schedules, exhibits, and other documents incorporated by reference express the entire understanding of the parties and supersede any other agreement between them relating to the Services.

19.2.

Conflicts. In the event of any conflict between this Agreement, the Addendum, or any other document incorporated herein by reference, this Agreement without the document incorporated by reference shall control.

19.3.	Amendments. The parties may only amend, modify, or waive all or part of this Agreement by written amendment or waiver signed by both parties.

19.4.	Assignments.

(A)

Except as provided in this Section 19.4, this Agreement and the rights and duties hereunder shall not be assignable by either of the parties except by the specific written consent of the non-assigning party.

(B)

The terms and provisions of this Agreement shall become automatically applicable to any investment company that is the successor to the Trust because of reorganization, recapitalization, or change of domicile.

(C)

Ultimus may, to the extent permitted by law and in its sole discretion, assign all its rights and interests in this Agreement to an affiliate, parent, subsidiary or to the purchaser of substantially all of its business, provided that Ultimus provides the Trust at least 90 days’ prior written notice.

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(D)	This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

19.5.

Governing Law. This Agreement shall be construed in accordance with the laws of the state of Ohio and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the state of Ohio, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

19.6.

No Third-Party Beneficiaries. Except as expressly provided herein, no person or entity other than the parties to this Agreement shall be deemed a third-party beneficiary of this Agreement, nor shall any such person or entity have any right to enforce any provision of this Agreement or assert any claim arising out of or relating to this Agreement.

19.7.	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

19.8.

Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by email or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original, signed copy of this Agreement.

19.9.

Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provisions held to be illegal or invalid.

Signatures are located on the next page.

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Ultimus Master Services Agreement For Orphaned Accounts

The parties duly executed this Agreement as of October 6, 2026.

Sterling Capital Funds on its own behalf and on behalf of the Funds

Ultimus Fund Solutions, LLC

By:	/s/ James T. Gillespie	By:	/s/ Gary Tenkman
Name:	James T. Gillespie	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

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Ultimus Master Services Agreement For Orphaned Accounts

SCHEDULE A

to the

Master Services Agreement for Orphaned Accounts between

Sterling Capital Funds and

Ultimus Fund Solutions, LLC dated October 6, 2026

Fund Portfolio(s)

Fund	Corresponding ETF
Sterling Capital Behavioral Large Cap Value Equity Fund	Sterling Capital Large Cap Value Focused Factor ETF
Sterling Capital Behavioral Small Cap Value Equity Fund	Sterling Capital Small Cap Value Focused Factor ETF
Sterling Capital Small Cap Value Fund	Sterling Capital Small Cap Value ETF
Sterling Capital North Carolina Intermediate Tax-Free Fund	Sterling Capital North Carolina Intermediate Tax-Free ETF
Sterling Capital Virginia Intermediate Tax-Free Fund	Sterling Capital Virginia Intermediate Tax-Free ETF

Orphaned Account Transfer Agency and Shareholder Services Addendum
to Master Services Agreement for Orphaned Accounts

This Orphaned Account Transfer Agency and Shareholder Services Addendum (this “Addendum”) supplements that certain Master Services Agreement for Orphaned Accounts dated October 6, 2026, by and between Sterling Capital Funds, a Massachusetts business trust (the “Trust”), on its own behalf and on behalf of the Funds listed on Schedule A, and Ultimus Fund Solutions, LLC an Ohio limited liability company (“Ultimus”) (the “Agreement”) and governs Ultimus's provision of transfer agency and recordkeeping services solely with respect to the Orphaned Accounts. All accounts subject to this Addendum are restricted to hold-and-redeem-only status. No new purchases, exchanges, or transfers of assets into any Orphaned Account is permitted. Ultimus's obligations hereunder are limited to maintaining account records, processing redemption requests, and performing such other ministerial functions as are necessary to administer the Orphaned Accounts through the Runoff Completion Date. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

Transfer Agent and Shareholder Services

1.	Shareholder Transactions

Ultimus shall:

1.1.	process shareholder orders in accordance with conditions set forth in the Trust’s prospectus applying all applicable fees;

1.2.

set up of account information, including address, account designations, dividend and capital gains distributions in cash, taxpayer identification numbers, banking instructions, and cost basis disposition method,

1.3.	assist shareholders making changes to their account information included in 1.2;

1.4.	issue trade confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended (the “1934 Act”);

1.5.	issue quarterly statements for shareholders, interested parties, broker firms, branch offices and registered representatives;

1.6.

act as a service agent and process income dividend and capital gains distributions through dividend reimbursement and appropriate application of backup withholding, non-resident alien withholding and Foreign Account Tax Compliance Act (“FATCA”) withholding;

1.7.	perform such services as are required to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the “Lost Shareholder Rules”);

1.8.	provide cost basis reporting to shareholders on covered shares (shares purchased after 1/1/2012), as required;

1.9.	withhold taxes in accordance with state requirements;

Sterling Capital Funds

Orphaned Account Transfer Agency and Shareholder Services Addendum

1.10.	produce, print, mail and file U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for shareholders; and

1.11.	administer and perform all other customary services of a transfer agent, including, but not limited to, answering routine customer inquiries regarding shares.

2.	Shareholder Information Services

Ultimus shall:

2.1.	make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information;

2.2.	produce detailed history of transactions through duplicate or special order statements upon request;

2.3.	provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders; and

2.4.	respond as appropriate to all inquiries and communications from shareholders relating to shareholder accounts.

3.	Shareholder Account Maintenance

Ultimus shall:

3.1.	maintain all shareholder records for each account;

3.2.

as dividend disbursing agent, on or before the payment date of any dividend or distribution, notify the Trust’s custodian of the estimated amount of cash required to pay such dividend or distribution; prepare and distribute to shareholders any cash funds to which they are entitled by reason of any dividend or distribution and prepare and mail to such shareholders a confirmation statement with respect to such dividends or distributions;

3.3.	issue customer statements on a scheduled cycle, and provide duplicate second and third-party copies if required;

3.4.	record shareholder account information changes;

3.5.	maintain account documentation files for each shareholder; and

3.6	respond as appropriate directly to a Legal Process Item (such as civil and criminal subpoenas, seizure or restraining orders, IRS and state tax authority civil or criminal notices including notices of lien or levy, writs of execution and other functionality equivalent legal process) that has been properly served.

Sterling Capital Funds

Orphaned Account Transfer Agency and Shareholder Services Addendum

4.	Tax Matters

Ultimus does not provide tax advice. Nothing in the Agreement or this Addendum shall be construed or have the effect of rendering tax advice. It is important that the Trust consult a professional tax advisor regarding its individual tax situation.

5.	Published Communications and Mailings

All written materials produced in the performance of the Services will be in English, and to the extent Ultimus is tasked with distribution of any Fund materials, those materials will be mailed via the U.S. Postal Service.

6.	Digital Signature Authorization and Indemnification

The Trust authorizes Ultimus, in its capacity as transfer agent, to accept digital signatures in lieu of original handwritten signatures on account opening documentation and any other documents requiring a signature in connection with transfer agency services. Such authorization shall remain in effect until revoked in writing.

As a condition of Ultimus accepting any digital signature, each such signature must be accompanied by a valid digital signature security certificate and a complete audit history evidencing the authenticity and integrity of the signature.

The Trust agrees to indemnify, defend, and hold harmless Ultimus and its affiliates, officers, directors, managers, employees, and agents from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising out of or relating to Ultimus’ reliance on any digital signature accepted pursuant to this authorization, including but not limited to any claim that such signature was unauthorized, forged, altered, or otherwise invalid.

Sterling Capital Funds

Orphaned Account Transfer Agency and Shareholder Services Addendum

Orphaned Account Transfer Agent and Shareholder Services Fee Letter for

Sterling Capital Funds

This Orphaned Account Transfer Agent and Shareholder Services Fee Letter (this “Fee Letter”) by and among Ultimus Fund Solutions, LLC (“Ultimus”), Sterling Capital Funds (the “Trust”), and Sterling Capital Management LLC (“Sterling”) applies to the Services provided by Ultimus to the Trust for the Funds listed on Schedule A (individually referred to herein as a “Fund” and collectively as the “Funds”) pursuant to that certain Master Services Agreement for Orphaned Accounts dated October 6, 2026, and the Orphaned Account Transfer Agency and Shareholder Services Addendum to the Master Services Agreement for Orphaned Accounts dated October 6, 2026 (collectively, the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.	Fees

 [REDACTED]

2.	Reimbursable Expenses

In addition to the above fees, Sterling will reimburse Ultimus or pay directly certain expenses incurred by Ultimus in providing the Services, including, but not limited to, postage, printing, telephone lines, Internet access fees, bank service charges, stationery, envelopes, check printing and writing, record retention, lost shareholder search, the cost of translation services used to communicate with non-English speaking investors, and other industry standard transfer agent expenses. For the avoidance of doubt, and notwithstanding anything herein to the contrary, Sterling agrees to reimburse Ultimus for expenses incurred by Ultimus in the production and dissemination of account statements and tax forms.

3.	Fee Increases

On each anniversary date of the Agreement, Ultimus will increase the fees set forth in this Fee Letter by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items1 ..

4.	Amendment

The parties may only amend this Fee Letter by written amendment signed by all the parties.

Signatures are located on the next page.

[1]	Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

Sterling Capital Funds

Orphaned Account Transfer Agent and Shareholder Services Fee Letter

The parties duly executed this Orphaned Account Transfer Agent and Shareholder Services Fee Letter dated October 6, 2026.

	Sterling Capital Funds on its own behalf and on behalf of the Funds		Ultimus Fund Solutions, LLC

By:	/s/ James T. Gillespie	By:	/s/ Gary Tenkman
Name:	James T. Gillespie	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

Sterling Capital Management LLC

By:	/s/ Scott A. Haenni
Name:	Scott A. Haenni
Title:	Senior Managing Director and Chief Executive Officer

Sterling Capital Funds

Orphaned Account Transfer Agent and Shareholder Services Fee Letter